EXHIBIT 10.1

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Name and Position	Fiscal 2006 Base Salary ($)	Fiscal 2007 Base Salary ($)	Fiscal 2006 Bonus ($)
Peter D. Meldrum President and Chief Executive Officer	615,000	676,500	338,250
Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	424,000	465,000	200,000
Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	424,000	465,000	200,000
Jay M. Moyes Chief Financial Officer	326,500	355,000	160,000
Mark H. Skolnick, Ph.D. (1) Chief Scientific Officer	445,000	480,600	130,000

(1)	Dr. Skolnick is compensated on an hourly basis. Base salary information reflects an annualized salary based on 2080 hours worked in a fiscal year. Actual amounts paid to Dr. Skolnick may vary significantly depending on the actual number of hours worked.